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EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    We consent to the incorporation by reference in this Registration Statement on Form S-2, to be filed with the Securities and Exchange Commission on or about February 5, 2001, by Vyrex Corporation (the "Company") of our report (which contains an explanatory paragraph related to the Company's ability to continue as a going concern) dated March 22, 2000, appearing in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, (the "Form 10-KSB"), on our audit of the financial statements of the Company as of December 31, 1999 and for the year then ended, also appearing in the Form 10-KSB.

/s/ J.H. COHN LLP J.H. COHN LLP

San Diego, California
February 2, 2001

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS